Exhibit 99.1

Cedar Realty Trust Names Jennifer Bitterman Chief Financial Officer

Announces Refinancing of Corporate Credit Facility

MASSAPEQUA, N.Y., Sept. 9, 2021 /PRNewswire/ — Cedar Realty Trust (NYSE: CDR) (the “Company”) today announced that Jennifer Bitterman has been named Executive Vice President and Chief Financial Officer, effective immediately. Ms. Bitterman joined Cedar in 2011 and most recently was Senior Vice President of Corporate and Portfolio Management where she played integral roles in critical strategic and operational decisions, as well as overseeing financial planning and analysis.

Ms. Bitterman succeeds Philip Mays who is departing Cedar to pursue another opportunity and has agreed to assist Cedar through late-October to ensure a seamless transition.

“Jennifer has been a key member of our executive team for a decade and we are thrilled that she will become our new Chief Financial Officer,” stated Bruce Schanzer, President and Chief Executive Officer of Cedar. “Her promotion is well deserved and provides Cedar with important continuity and strong leadership at the helm of our finance organization.”

“Philip has been an outstanding colleague since joining Cedar with me in 2011. His insights and expertise, not to mention his integrity and collegiality, are exemplary and will be missed. We thank Philip for his many years of service and wish him continued success,” Mr. Schanzer added.

Prior to Cedar, Ms. Bitterman worked at Morgan Stanley Real Estate in the asset management group and at Credit Suisse performing equity research on the REIT sector. She received her BBA degree with high distinction from the Ross School of Business at the University of Michigan.

Cedar also announced that on August 30, 2021, the Company amended and extended its revolving credit facility and a $50 million term loan that was scheduled to mature on September 8, 2022. The amended revolving credit facility provides for up to $185 million of borrowings and matures August 30, 2024 and may be extended for two additional one-year periods, subject to customary conditions. The maturity for the $50 million term loan was extended to August 30, 2026.

The amended credit facility and term loans require compliance with various covenants and restrictions, and interest rates are subject to adjustment within a pricing grid based on the Company’s leverage ratio.

The Company’s bank group for its amended $185 million credit facility included KeyBank National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, with Manufacturers and Traders Trust Company along with Regions Bank as Co-Documentation Agents. Other banks included Truist Bank and Raymond James Bank, N.A.

The Company’s bank group for its amended term loan included KeyBank National Association, as Administrative Agent, Manufacturers and Traders Trust Company along with Regions Capital Markets as Co-Lead Arrangers. Other banks included Bank of America, N.A., Truist Bank, and Raymond James Bank, N.A.

Ms. Bitterman added, “We are very pleased to further strengthen our financial position by improving and extending the terms of our credit facility. We thank our lending partners for their continued support of Cedar.”

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully integrated real estate investment trust which focuses on the ownership, operation, and redevelopment of grocery-anchored shopping centers in high-density urban markets from Washington, D.C. to Boston. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 53 properties, with approximately 7.6 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Media Contacts:

Gasthalter & Co.

Mark Semer/Nathaniel Garnick

(212) 257-4170

cedarrealty@gasthalter.com